                               VOTING AGREEMENT

     VOTING AGREEMENT, dated as of August 7, 200l (this "Agreement"), among Advance Holding Corporation, a Virginia corporation ("Holding"), and the persons and entities listed on Exhibit A hereto (collectively, the "Stockholders").
                       ---------

     WHEREAS, Holding proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Advance Auto Parts, Inc., a Delaware corporation and wholly-owned subsidiary of Holding ("Advance Delaware"), which provides, among other things, that Holding will be merged with and into Advance Delaware (the "Reincorporation Merger") and contemporaneously therewith, and as a condition to the completion of the Reincorporation Merger a wholly-owned subsidiary of Advance Delaware would merge with and into Discount Auto Parts, Inc. ("Discount," and the "Discount Merger"); and

     WHEREAS, as of the date hereof, the Stockholders own (both beneficially and of record) 27,436,318 shares of Common Stock, par value $.0l per share, of Holding ("Holding Common Stock");

     WHEREAS, as a condition to the willingness of Discount to enter into the Discount Merger, Discount has required that the Stockholders agree, and in order to induce Discount to enter into the Discount Merger the Stockholders have agreed, to appoint Nicholas F. Taubman, Lawrence P. Castellani, John M. Roth and Mark J. Doran as their attorney and proxy, in accordance with the terms of this Agreement, in respect of 27,436,318 shares of Holding Common Stock owned by the Stockholders (the "Shares");

     WHEREAS, Holding believes it is the best interests of the Stockholders to enter into this Agreement;

     WHEREAS, Discount is an intended third party beneficiary of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                VOTING AGREEMENT AND PROXY OF THE STOCKHOLDERS

     1.1  Voting of the Shares. Each Stockholder hereby agrees that during the
          ---------------------
period commencing on the date hereof and continuing until the termination of this Agreement as specified in Article III hereof (the "Termination Date"), at any meeting of the holders of Holding Common Stock, however called, or in connection with any written consent of the holders of

Holding Common Stock, such Stockholder shall vote (or cause to be voted) the Holding Common Stock held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired, (i) for the Reincorporation Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against any proposals for any merger, consolidation, sale or purchase of any assets, reorganization, recapitalization, amendment of the articles of incorporation or bylaws, change in the board of directors, liquidation or winding up of or by Holding or any other extraordinary corporate transaction which shall be reasonably likely to prevent the consummation of the Reincorporation Merger, Discount Merger or the other transactions contemplated by the Merger Agreement; provided, however, that
                                                         --------  -------
this Agreement shall not be operative as to any Stockholder who so notifies the Company and the other Stockholders in the event a material amendment is entered into with respect to either the Merger Agreement or the Discount Merger Agreement (the "Merger Agreements"), unless said Stockholder otherwise later consents in writing. Each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

     For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

     1.2  Proxy. The Stockholders hereby irrevocably appoint Nicholas F.
          -----
Taubman, Lawrence P. Castellani, John M. Roth and Mark J. Doran, until the Termination Date, as their attorney and proxy, with full power of substitution, for and on behalf of the Stockholders, with authority and direction only to vote at any annual or special meeting, (by written consent or otherwise) the Shares and all other voting securities of Holding that the Stockholders are entitled to vote (at any meeting of stockholders of Holding, whether annual or special and whether or not an adjourned or postponed meeting, or by consent in lieu of any such meeting or otherwise) for the Reincorporation Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement; provided, however, that the proxy given by a Stockholder shall not be
           --------  -------
deemed to extend to a vote for the Merger Agreement if the Merger Agreement or the Discount Merger Agreement is amended in any material respect without the written consent of such Stockholder. This Agreement confers no other authority to vote on any other matters. This proxy and power of attorney is irrevocable and coupled with an interest, shall not be terminated by any act of the Stockholders, including but not limited to the death of any individual Stockholder, or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns and legal representatives of the Stockholders. No subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholders with respect thereto. The proxy granted hereby shall not be permitted to make a demand for appraisal rights with respect to the Shares pursuant to any dissenting stockholder or appraisal provision of applicable law. The Stockholders further agree (absent any material amendment to either of the Merger Agreements) not to commit or agree to take any action inconsistent with the foregoing. The proxy granted hereby includes the power to call, or cause

                                       2
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the Stockholders to call, a special meeting of stockholders of Holding to consider the Merger Agreement and the transactions contemplated thereby.

                                  ARTICLE II

                         COVENANTS OF THE STOCKHOLDERS

     2.1  No Disposition or Encumbrance of Shares. The Stockholders hereby
          ---------------------------------------
covenant and agree that, while this Agreement is in effect, except as contemplated by this Agreement, the Stockholders shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholders' voting rights, charge or other encumbrance of any nature whatsoever ("Lien") with respect to the Shares, excepting such Liens existing under the Amended and Restated Stockholders Agreement of Holding dated November 2, 1998. The Stockholders further covenant and agree not to deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any additional proxy or give instructions with respect to the voting of any the Shares.

     2.2  Pre-Closing Transfer Restrictions. The Stockholders agree that until
          ---------------------------------
the earlier of the Effective Date and the termination of this Agreement, the Stockholders will not (i) sell, hypothecate, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Shares to any Person, (ii) trade or take any position, hedge or otherwise, with respect to the Shares, (iii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to any of the Shares or (iv) take any action that would have the effect of preventing or impeding the Stockholders from performing any of their obligations under this Agreement.

                                  ARTICLE III

                                  TERMINATION

     This Agreement shall terminate on the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement) or, (ii) the termination of the Discount Merger Agreement in accordance with its terms.

                                  ARTICLE IV

                                 MISCELLANEOUS

     4.1  Third Party Beneficiary. Discount is an intended third party
          -----------------------
beneficiary of this Agreement and shall be entitled to enforce any provision of this Agreement against any Stockholder or Holding. Except as provided in this Section, nothing in this Agreement, express

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or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     4.2  Further Assurances. The Stockholders and Holding will execute and
          ------------------
deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     4.3  Specific Performance. The parties hereto agree that irreparable damage
          --------------------
would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     4.4  Entire Agreement. This Agreement constitutes the entire agreement
          ----------------
among Holding and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Holding and the Stockholders with respect to the subject matter hereof.

     4.5  Assignment. This Agreement shall not be assigned by operation of law
          ----------
or otherwise.

     4.6  Obligations of Successors. This Agreement shall be binding upon, inure
          -------------------------
solely to the benefit of, and be enforceable by, the parties hereto and their successors, permitted assigns, heirs and beneficiaries.

     4.7  Amendment; Waiver. This Agreement may not be amended except by an
          -----------------
instrument in writing signed by the parties hereto.

     4.8  Severability. If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     4.9  Notices. All notices, requests, claims, demands and other
          -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, reputable overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the address shown for a Stockholder on the books and records of Holding.

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     4.10  Governing Law. The validity and interpretation of this Agreement
           -------------
shall be governed by the laws of the State of Virginia, without reference to the conflicts of law principles thereof.

     4.11  Headings. The descriptive headings contained in this Agreement are
           --------
included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     4.12  Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or representatives as of the day and year first written above.




                              ADVANCE HOLDING CORPORATION:


                              By:   /s/ Lawrence Castellani
                                   ------------------------------------
                                   Name:  Lawrence Castellani
                                   Title: Chief Executive Officer

                        STOCKHOLDERS:


                        NICHOLAS F. TAUBMAN


                         /s/ Nicholas F. Taubman
                        -------------------------------------------
                        By:   Nicholas F. Taubman


                        THE ARTHUR TAUBMAN TRUST DATED JULY 13, 1964


                         /s/ Eugenia L. Taubman
                        -------------------------------------------
                        By:   Eugenia L. Taubman
                        Its:  Trustee


                        RIPPLEWOOD PARTNERS, L.P.
                        a Delaware limited partnership


                         /s/ Peter E. [illegible]
                        -------------------------------------------
                        By:
                        Its:  Managing Director & [illegible]


                        RIPPLEWOOD ADVANCE AUTO PARTS
                        EMPLOYEE FUND I L.L.C.,
                        a Delaware limited liability company


                         /s/ Peter E. [illegible]
                        -------------------------------------------
                        By:   Peter E. [illegible]
                        Its:  Managing Director & CFO

                        WA HOLDING CO.,
                        a Delaware corporation


                         /s/ Jeffrey Conner
                        -------------------------------------------
                        By:   Jeffrey Conner
                        Its:  President


                        FS EQUITY PARTNERS IV, L.P.
                        a Delaware limited partnership

                        By:   FS Capital Partners, LLC
                              Its:  General Partner


                               /s/ Mark Doran
                              -------------------------------------
                              By:   Mark Doran
                              Its:  Managing Member
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                                   EXHIBIT A

FS Equity Partners IV, L.P.
Nicholas F. Taubman
Arthur Taubman Trust dated July 13, 1964
Rippled Partners, L.P.
Rippled Advance Auto Parts Employee Fund I, L.L.C.
WA Holding Co.